EXHIBIT 99

Wireless Ronin Reports 148 Percent Year-Over-Year Revenue Increase for 2010 Third Quarter

Key recent highlights include:

•	Revenue increased to $2.7 million, a 148 percent increase for the third quarter year-over-year

•	Gross margin hit all time high of 50 percent in third quarter of 2010

•	Chrysler’s iShowroom retail branded tower salon initiative continues to gain acceptance as the Company received an order from Chrysler totaling $1.2 million for 100 dealers

•	Awarded large-scale rollout of over 2,000 sites with Snap Fitness

•	Lowest quarterly non-GAAP operating loss of $1.0 million in company history

MINNEAPOLIS – October 28, 2010 – Wireless Ronin Technologies, Inc. (NASDAQ: RNIN), a leader in digital signage solutions, today announced its financial results for the third quarter ending September 30, 2010.

Third Quarter Results

Wireless Ronin reported revenue of $2.7 million for the third quarter of fiscal 2010, a 148 percent increase from $1.1 million in the third quarter of fiscal 2009.  As of September 30, 2010, the Company had received purchase orders totaling approximately $1.7 million for which it had not recognized revenue.  The year-over-year increase in revenue came primarily from the Company’s marquee customers, Chrysler, Thomson Reuters, YUM! and ARAMARK, in addition to new client orders:

-	Received order totaling $1.2 million from Chrysler as it officially launches its retail branded tower salon to dealers as part of its standards program;

-	Completed 37 Burger Studio installations, which more than doubled the total number of ARAMARK sites;

-	Selected by Snap Fitness, the fastest-growing franchisor of compact, state-of-the-art, 24/7 fitness centers, to deploy RoninCast® software in all 2,000 locations across the United States; and

-	Received a Thomson Reuters Infopoint® order to be deployed at 50 sites for a financial services institution with over 3,000 locations.

For the third quarter of fiscal 2010, the Company’s recurring hosting and support revenue totaled approximately $0.4 million, representing a year-over-year increase of approximately 189 percent.

“With the backlog of orders at September 30, 2010 and the anticipated continuing dealer adoption of iShowroom, along with the recurring hosting and support revenue, we are making real progress towards our goal of delivering a non-GAAP EBITDA break-even quarter. With the 2,000 sites we will be rolling out for Snap Fitness during fiscal 2011 and the additional screens going in at Chrysler dealers, our Network Operations Center (NOC) expects to service more than a total installed base of 6,600 nodes,” said James C. (Jim) Granger, chief executive officer at Wireless Ronin Technologies, Inc.  “Upon installation, these sites will add over $0.6 million of hosting and support revenue on an annualized basis, and when combined with our existing recurring revenue, it will represent a five-fold increase from January 2009.”

In addition to progress in sales, Wireless Ronin reached a major milestone with the release of its next generation of digital signage software, RoninCast®X.   This new platform allows for even greater flexibility in managing multiple large scale networks for our customers’ mission critical digital signage applications.

The Company reported a third quarter net loss of $1.4 million, or $0.08 per basic and diluted share, compared to a net loss of $2.5 million, or $0.17 per basic and diluted share, in the same period one year ago. The improvement in the year-over-year net loss continued to be the result of significant gross margin dollar improvement. Fiscal third quarter 2010 and 2009 results also included costs of approximately $0.2 million, or $0.01 per basic and diluted share, of non-cash stock compensation expense for each period, respectively.

Non-GAAP operating loss for the third quarter 2010 totaled $1.0 million, or $0.06 per basic and diluted share, compared to a non-GAAP operating loss of $2.1 million, or $0.14 per basic and diluted share, in the third quarter of 2009. Sequentially, non-GAAP operating loss improved by $0.7 million, or $0.04 per basic and diluted share.  Non-GAAP operating loss is defined as the GAAP operating loss with the add-back of certain items.  Reconciliation to the GAAP operating loss on a quarterly basis is contained in a table following the unaudited financial information accompanying this release.

For the third quarter of fiscal 2010, gross margin averaged 50 percent, compared to a gross margin of 34 percent in the third quarter of fiscal 2009 and up from 48 percent from the second quarter of fiscal 2010.  The sequential increase was primarily due to a continued improvement in the Company’s services margin as a result of the additional hosting and services revenue.

Darin McAreavey, Wireless Ronin’s vice president and chief financial officer, said, “Our cash burn for the third quarter of 2010 of $1.5 million was the lowest quarterly cash burn in the Company’s history and sequentially down from $2.4 million from the second quarter of 2010.   Now that we have successfully executed against our cost optimization plan, we believe we can achieve quarterly non-GAAP EBITDA break-even with revenue of under $4.0 million per quarter. We continue to believe that with our recent cost savings and our current cash reserves we will be able to fund our operations well into 2011.”

Cash and marketable securities, including restricted cash at September 30, 2010, totaled approximately $6.6 million.  The decline in cash and marketable securities from the prior quarter-end reflected the continued funding of the Company’s losses during the third quarter of fiscal 2010.

A conference call to review third quarter results and to provide an update regarding customers within the Company’s key vertical markets is scheduled for October 28, 2010, at 3:30 p.m. CT. A live webcast of Wireless Ronin’s earnings conference call can be accessed on the investor section of its corporate website at www.wirelessronin.com.  Alternatively, a live broadcast of the call may be heard by dialing (877) 368-6111 inside the United States or Canada, or by calling (631) 291-4139 from international locations.  An operator will direct you to the Wireless Ronin conference call. A webcast replay of the call will be archived on Wireless Ronin’s corporate website. An archive of the call is also accessible via telephone approximately two hours following the end of the live call by dialing (800) 642-1687 domestically and (706) 645-9291 internationally with conference ID 16896210.

About Wireless Ronin Technologies, Inc.

Wireless Ronin Technologies (www.wirelessronin.com) has developed RoninCast® software as a complete solution designed to address the evolving digital signage marketplace. RoninCast® software enables clients to manage digital signage networks from a central location and provides turnkey solutions in the digital signage marketplace.  The RoninCast® software suite facilitates customized distribution with network management, playlist creation and scheduling, and database integration.  Wireless Ronin offers an array of services to support RoninCast® software including consulting, creative development, project management, installation, training, and support and hosting through our networks operations center (NOC).  The company's common stock trades on the NASDAQ Capital Market under the symbol "RNIN".

Forward-Looking Statements

This release contains certain forward-looking statements of expected future developments, as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management's expectations and are based on currently available data; however, actual results are subject to future risks and uncertainties, which could materially affect actual performance. Risks and uncertainties that could affect such performance include, but are not limited to, the following: estimates of future expenses, revenue and profitability; the pace at which the company completes installations and recognizes revenue; trends affecting financial condition and results of operations; ability to convert proposals into customer orders; the ability of customers to pay for products and services; the revenue recognition impact of changing customer requirements; customer cancellations; the availability and terms of additional capital; ability to develop new products;  dependence on key suppliers, manufacturers and strategic partners; industry trends and the competitive environment; and the impact of losing one or more senior executives or failing to attract additional key personnel. These and other risk factors are discussed in detail in the Risk Factors section of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 26, 2010.

Investor Contact

Darin P. McAreavey
Vice president and chief financial officer
dmcareavey@wirelessronin.com
952.564.3525

Media Contact

Erin E. Haugerud
Manager of communications and investor relations
ehaugerud@wirelessronin.com
952.564.3535

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain the following non-GAAP financial measures: non-GAAP operating loss and non-GAAP operating loss per common share. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Non-GAAP operating loss and non-GAAP operating loss per share. We define non-GAAP operating loss as the GAAP operating loss less stock-based compensation expense, depreciation and amortization, severance expense and other one-time charges.  We define non-GAAP operating loss per share as non-GAAP operating loss divided by the weighted average basic and diluted shares outstanding.  Our management utilizes a number of different financial measures, both GAAP and non-GAAP, in making operating decisions, in forecasting and planning, and in analyzing and assessing our company's overall performance. Our annual financial plan is prepared and reviewed both on a GAAP and non-GAAP basis. We budget and forecast for revenue and expenses on GAAP and non-GAAP bases, and assess actual results on GAAP and non-GAAP bases against our annual financial plan. Our board of directors and management utilize these financial measures (both GAAP and non-GAAP) to determine our allocation of resources. In addition, and as a consequence of the importance of these non-GAAP financial measures in managing our business, we use non-GAAP financial measures in the evaluation process to establish management compensation. For example, senior management’s 2010 bonus program is partially based upon the achievement of non-GAAP operating income (loss).  Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding the items mentioned above.   We consider the use of non-GAAP operating loss per share helpful in assessing the ongoing performance of the continuing operations of our business, as it excludes either recurring non-cash items or non-recurring one-time charges. By continuing operations we mean the ongoing results of our business excluding certain one-time charges.  Our rationale for the items we omit from our non-GAAP measures is as follows:

Stock-based compensation.  We exclude non-cash stock-based compensation expense because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FASB ASC 718-10.  Stock-based compensation expense is a recurring expense for our company and is expected to be in the future as we have a history of granting stock options and other equity instruments as a means of incentivizing and rewarding our employees.

Depreciation and amortization expense.  Depreciation and amortization are non-cash charges that are impacted by our accounting methods and book value of assets.  By excluding these non-cash charges, our management, together with our investors, are provided with supplemental metrics to evaluate cash earnings, distinguishing performance’s impact on earnings from performance’s impact on cash. Management believes that the review of these supplemental metrics in conjunction with other GAAP metrics, such as capital expenditures, is useful for management and investors in understanding our business.  Depreciation is a recurring expense for our company and is expected to continue to be in the future as we continue to make further investments in our infrastructure through the acquisition of property, plant and equipment.  Due to the exclusion of these non-cash items, investors should not use this metric as a measure of evaluating our liquidity. Instead, to evaluate our liquidity, investors should refer to the Consolidated Statements of Cash Flow and the Liquidity and Capital Resources section contained within Management's Discussion and Analysis in our most recently filed periodic reports.

Severance and other one-time charges. We exclude severance and other one-time charges that are the result of other, unplanned events as one means of measuring operating performance.  Included in these expenses are items such as severance costs associated with the termination of employees as part of an unplanned restructuring, a non-acquisition-related restructuring and other charges. These events are unplanned and arise outside the ordinary course of continuing operations.  For example, we implemented significant workforce reductions and other changes to our management team during 2008 and 2009.   We do not expect restructuring-related charges to regularly recur in the future.  The other one-time charges relate to unplanned costs, and therefore, by providing this information, we believe our management and our investors may more fully understand the financial results of what we consider to be organic continuing operations.

There are a number of limitations related to the use of non-GAAP operating loss and non-GAAP operating loss per share versus operating income and loss per share calculated in accordance with GAAP. First, these non-GAAP financial measures exclude stock-based compensation and depreciation expenses that are recurring. Both stock-based expenses and depreciation have been, and will continue to be for the foreseeable future, a significant recurring expense with an impact upon our company notwithstanding the lack of immediate impact upon cash. Second, stock-based awards are an important part of our employees’ compensation and impact their performance. Third, there is no assurance we will avoid further personnel changes and, therefore, may recognize additional severance and other one-time charges associated with a future restructuring.  Fourth, there is no assurance the components of the costs that we exclude in our calculation of non-GAAP operating loss do not differ from the components that our peer companies exclude when they report their results of operations. Our management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP. The accompanying tables have more details on these non-GAAP financial measures, including reconciliations between these financial measures and their most directly comparable GAAP equivalents.

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share information)

	September 30,	December 31,
	2010	2009
	(unaudited)	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,586	$12,273
Accounts receivable, net of allowance of $35 and $51	2,182	1,096
Inventories	323	185
Prepaid expenses and other current assets	163	151
Total current assets	9,254	13,705
Property and equipment, net	928	1,242
Restricted cash	50	380
Other assets	40	20
TOTAL ASSETS	$10,272	$15,347

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Current maturities of long-term obligations	35	-
Accounts payable	1,047	976
Deferred revenue	330	362
Accrued liabilities	526	251
Total current liabilities	1,938	1,589
Capital lease obligations, less current maturities	49	-
TOTAL LIABILITIES	1,987	1,589

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY

Capital stock, $0.01 par value, 66,667 shares authorized
Preferred stock, 16,667 shares authorized, no shares issued and outstanding	-	-
Common stock, 50,000 shares authorized; 17,774 and 17,614 shares issued and outstanding at September 30, 2010 and December 31, 2009, respectively	178	176
Additional paid-in capital	89,190	88,371
Accumulated deficit	(80,614)	(74,395)
Accumulated other comprehensive loss	(469)	(394)
Total shareholders' equity	8,285	13,758
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$10,272	$15,347

WIRELESS RONIN TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Sales
Hardware	$1,169	$478	$2,016	$1,244
Software	469	105	877	501
Services and other	1,034	493	2,770	1,727
Total sales	2,672	1,076	5,663	3,472

Cost of sales
Hardware	768	382	1,332	1,100
Software	25	5	74	5
Services and other	555	327	1,595	1,512
Total cost of sales (exclusive of depreciation and amortization shown separately below)	1,348	714	3,001	2,617
Gross profit	1,324	362	2,662	855

Operating expenses:
Sales and marketing expenses	560	563	1,823	1,997
Research and development expenses	645	690	2,186	1,629
General and administrative expenses	1,334	1,396	4,338	4,736
Depreciation and amortization expense	172	191	519	583
Total operating expenses	2,711	2,840	8,866	8,945
Operating loss	(1,387)	(2,478)	(6,204)	(8,090)

Other income (expenses):
Interest expense	(21)	(1)	(39)	(6)
Interest income	6	8	24	67
Total other income (expense)	(15)	7	(15)	61
Net loss	$(1,402)	$(2,471)	$(6,219)	$(8,029)
Basic and diluted loss per common share	$(0.08)	$(0.17)	$(0.35)	$(0.54)
Basic and diluted weighted average shares outstanding	17,734	14,929	17,683	14,878

WIRELESS RONIN TECHNOLOGIES, INC.
2010 SUPPLEMENTARY QUARTERLY FINANCIAL DATA
(In thousands, except percentages and per share amounts)
(Unaudited)

Supplementary Data
	2009					2010
Statement of Operations	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Total
Sales	$1,433	$963	$1,076	$1,537	$5,009	$1,075	$1,916	$2,672	$5,663

Cost of sales	1,160	743	714	969	3,586	651	1,002	1,348	3,001

Operating expenses	3,216	2,889	2,840	2,731	11,676	3,185	2,970	2,711	8,866

Interest expense	3	2	1	-	6	2	16	21	39

Other income, net	(43)	(16)	(8)	(9)	(76)	(10)	(8)	(6)	(24)

Net loss	$(2,903)	$(2,655)	$(2,471)	$(2,154)	$(10,183)	$(2,753)	$(2,064)	$(1,402)	$(6,219)

Stock compensation expense	187	183	152	176	698	153	178	218	549
(included in operating expenses & interest expense)

Weighted average shares	14,850	14,854	14,929	16,513	15,274	17,653	17,675	17,734	17,683

Reconciliation Between GAAP and Non-GAAP Operating Loss

GAAP operating loss	$(2,943)	$(2,669)	$(2,478)	$(2,163)	$(10,253)	$(2,761)	$(2,056)	$(1,387)	$(6,204)

Adjustments:
Depreciation and amortization	199	193	191	188	771	176	171	172	519
Termination partnership agreement	-	(50)	-	100	50	-	-	-	-
Stock-based compensation expense	187	183	152	176	698	151	162	202	515
Amortization of warrants issued for debt issuance costs	-	-	-	-	-	2	16	16	34
Severance	237	210	-	-	447	-	-	-	-

Total operating expense adjustment	623	536	343	464	1,966	329	349	390	1,068

Non-GAAP operating loss	$(2,320)	$(2,133)	$(2,135)	$(1,699)	$(8,287)	$(2,432)	$(1,707)	$(997)	$(5,136)
Non-GAAP operating loss per common share	$(0.16)	$(0.14)	$(0.14)	$(0.10)	$(0.54)	$(0.14)	$(0.10)	(0.06)	(0.29)